Exhibit 10.1

Jeffrey T. Bowman
President & Chief Executive
Officer

March 26, 2012
Ms. Danielle M. Lisenbey
11118 Cobblefield Road
Wellington, Florida 33467

Re:	Executive Vice President, Chief Executive Officer & President, Broadspire Services, Inc.
Dear Danielle:
Consistent with our recent conversations, this offer letter (including the Confidentiality, Non-Solicitation and Non-Competition Agreement attached as Exhibit A hereto, collectively the “Offer Letter”) sets forth the terms and conditions of your employment with Crawford & Company (“Crawford”) and its subsidiary Broadspire Services, Inc. (“Broadspire”) (collectively, the “Company”). If you choose to accept this offer, please sign and date below and return the executed Offer Letter to my attention.
1.     Title and Duties. You will be employed as Executive Vice President, Chief Executive Officer & President, Broadspire Services, Inc. In this capacity, you will be based in Atlanta, Georgia and will report to Crawford's President and Chief Executive Officer. Your Grade Level will be E19. You will be expected to perform such duties and responsibilities customary to this position and as are reasonably necessary to the operations of the Company. You will be expected to comply with all provisions of the Company's Employee Handbook and any other Company policies that may be in effect from time to time during your employment. The Company reserves the right to change any and all of its policies, including its benefit and compensation plans, and the specific duties of your position.

2.     Compensation.

(a)Base Salary. Your annual base salary will increase to $400,000, less all applicable deductions and withholdings (“Base Salary”), payable bi-weekly in accordance with the Company's standard payroll practices. This increase will take effect during the next administratively feasible payroll following your execution and return of the Offer Letter. Your Base Salary will be reviewed annually, and any increases will be effective as of the date determined by Crawford's executive management team. Because your position is exempt from overtime pay, your Base Salary will compensate you for all hours worked.

(b)Bonus. Subject to approval of Crawford's Board of Directors,you are eligible to participate in the Crawford Short Term Incentive Plan (“STIP”). Your STIP Target Bonus will be 36% of your Base Salary. Any STIP bonus will be payable in accordance with the STIP terms, and will be subject to applicable withholding taxes.

(c)Subject to approval of Crawford's Board of Directors,you are also eligible to participate in the Crawford Long Term Incentive Plan (“LTIP”). LTIP awards are granted pursuant to the terms of the LTIP by Crawford's Board of Directors. To the extent granted, awards are typically paid in February of each calendar year.

1001 Summit Blvd. (30319) ■ P. O. Box 5047 ■ Atlanta, GA 30302 ■ (404) 300-1000 ■ Fax (678) 937-8260

Exhibit 10.1

(d)The terms of the Crawford STIP and LTIP are incorporated herein by reference.

(e)Subject to approval of Crawford's Board of Directors, you will be granted an award of 25,000 shares of Restricted Stock, payable in shares of Crawford Class A Common Stock, with vesting at 20% per year, issued under and subject to the terms conditions of the Crawford & Company Executive Stock Bonus Plan.

3.    Employee Benefits. You shall be eligible to participate in the employee benefit plans and programs maintained by the Company and offered to executive level employees from time to time, to the extent you otherwise qualify under the provisions of any such plans which are incorporated herein by reference. The Company reserves the right to modify its benefit offerings as it deems appropriate. The Company's current vacation policy provides you with four weeks paid vacation per calendar year.

4.    Severance. In the event your employment with the Crawford should terminate for reasons other than “cause,” or in the event of a “change-in-control” of Crawford, both as solely defined by Crawford's President and Chief Executive Officer, you will be paid a lump sum amount as severance compensation equal to twelve (12) months of your then Base Salary, subject to withholding for all applicable taxes and deductions, payable as soon as is practicable following such termination of employment or change-in-control. Any such severance payment is subject to required waiting periods under Section 409A of the Internal Revenue Code or any other statute or regulation. Your receipt of any such severance payment is subject to execution by you and Crawford of an agreement achieving mutually acceptable terms on matters pertaining to:

a.	return of all Company property, documents or instruments;

b.	no admission of liability on the part of Crawford;

c.	general release of any and all claims;

d.	non-disclosure of the arrangements;

e.	non-solicitation of employees and customers;

f.	non-competition;

g.	cooperation; and

h.	non-disparagement.

5.    Auto Allowance. Your auto allowance will be $11,500.00 annualized, payable bi-weekly in accordance with the Company's standard payroll practices and subject to withholding taxes.

6.    Relocation. Your employment is based in Atlanta, Georgia and, accordingly, you shall have a period of two (2) years from the effective date of this Offer Letter to relocate to Atlanta. You shall be entitled to reimbursement of eligible relocation expenses up to $100,000, with appropriate receipts and execution of a Relocation and Reimbursement agreement. In addition, the Company will reimburse the cost of relocation of your household goods.

1001 Summit Blvd. (30319) ■ P. O. Box 5047 ■ Atlanta, GA 30302 ■ (404) 300-1000 ■ Fax (678) 937-8260

Exhibit 10.1

7.    At-Will Employment. Your employment with the Company is for no specified period of time. Your employment relationship will remain at-will and either you or the Company may terminate the relationship at any time, for any reason.

8.    Confidentiality, Non-Solicitation and Non-Competition. The salary and benefits outlined in this Offer Letter are contingent upon your execution of the Confidentiality, Non-Solicitation and Non-Competition Agreement attached hereto as Exhibit A.

9.    Enforceability; Governing Law. This Offer Letter, and all claims arising out of or related to this Offer Letter, will be governed by, enforced under and construed in accordance with the laws of the State of Georgia without regard to any conflicts or conflict of laws principles in the State of Georgia that may result in the application of the law of any other jurisdiction. The failure of either party at any time to require performance by another party of any provision of this Offer Letter will not constitute a waiver of that party's right to require future performance.

10.    Entire Agreement. The provisions contained herein, incorporated herein by reference, and in Exhibit A hereto constitute the entire agreement between the parties with respect to your employment and supersede any and all prior agreements, understandings and communications between the parties, oral or written, with respect to your employment.

11.    Modification. No modification of this Offer Letter shall be valid unless in writing and signed by you and the President and Chief Executive Officer of Crawford.

By signing this Offer Letter, you acknowledge that (a) you are not guaranteed employment for any definite duration and that either you or the Company may terminate your employment relationship with the Company at any time, for any reason, (b) you were given the opportunity to consult with an attorney of your choosing prior to executing this Offer Letter, and (c) except as set forth herein, no promises or inducements for this Offer Letter have been made, and you are entering into the Offer Letter without reliance upon any statement or representation by the Company or its agents concerning any material fact.
Please contact me with any questions or issues that you may have concerning this Offer Letter.
Best regards,

/s/ Jeffrey T. Bowman
Jeffrey T. Bowman

Agreed and Accepted:
/s/ Danielle M. Lisenbey         March 28, 2012
Danielle M. Lisenbey            Date

1001 Summit Blvd. (30319) ■ P. O. Box 5047 ■ Atlanta, GA 30302 ■ (404) 300-1000 ■ Fax (678) 937-8260

Exhibit 10.1

Exhibit 'A'

CONFIDENTIALITY & NONSOLICITATION AGREEMENT

This Agreement is made between Danielle M. Lisenbey (”Executive”) and Crawford & Company, its divisions and/or subsidiaries (collectively referred to as “Crawford” or “the Company”). In consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration including, but not limited to, the employment of Executive by Crawford, the wages offered and to be paid to Executive by Crawford during Executive's employment, participation in any bonus or incentive compensation plan, the training the Executive will receive from Crawford regarding compliance and the methods and operations of Crawford at considerable expense to Crawford, and access to and knowledge of Crawford's Confidential Information and Trade Secrets the Executive will receive, the parties hereto agree as follows:

1.	Definitions:

a.	“Company” or “Crawford” means Crawford & Company, along with its subsidiaries, parents, affiliated entities, and includes the successors and assigns of Crawford or any such related entities.

b.	“Business of Crawford” means claims management, adjusting, administrative services, business process outsourcing, and other services as may be stated in Crawford's most current Annual Report.

c.
Confidential Information” means information about the Company and its Employees and/or Customers which is not generally known outside of the Company, which Executive learns of in connection with Executive's employment with the Company, and which would be useful to competitors of the Company. Confidential Information includes, but is not limited to: (1) business and employment policies, marketing methods and the targets of those methods, financial records, business plans, strategies and ideas, promotional materials, education and training materials, research and development, technology and software systems, price lists, and recruiting strategies; (2) the nature, origin, composition and development of the company's products and services; (3) proprietary information and processes, and intellectual property; (4) customer information and the manner in which the Company provides products and services to its customers; and (5) claim information (specifically including, but not limited to: (i) claim information and history, (ii) claimant information (in whatever form), (iii) correspondence, including email correspondence, (iv) reports, (v) statistics, (vi) internal memoranda, (vii) notes (manuscript or otherwise), (viii) jottings (however informal and in whatever form), (ix) drafts, (x) recordings, (xi) diary entries, (xii) records stored on computer disc, including computer back up software and documents which have been deleted, and (xiii) additional information stored and associated with electronic documents (known as metadata)).

d.	“Trade Secrets” means Confidential Information which meets the additional requirements of the Uniform Trade Secrets Act or similar state law.

2.
Duty of Confidentiality. Executive agrees that during employment with the Company and following the cessation of that employment for any reason Executive shall not directly or indirectly divulge or make use of any Confidential Information (so long as the information remains confidential) for the benefit of anyone other than the Company, without prior written consent of the Company. Executive further agrees that if Executive is questioned about information subject to this agreement by anyone not authorized to receive such information, Executive will promptly notify Executive's supervisor(s) or an officer of the Company.

Exhibit 10.1

Exhibit 'A'

3.
Non-Disclosure of Trade Secrets. Executive agrees that, during employment with the Company and following the cessation of that employment for any reason, Executive shall not directly or indirectly divulge or make use of any Trade Secrets (so long as the information remains a Trade Secret under the applicable state law) for the benefit of anyone other than the Company without prior written consent of the Company. Executive further agrees that if Executive is questioned about information subject to this agreement by anyone not authorized to receive such information, Executive will promptly notify Executive's supervisor(s) or an officer of the Company.

4.
Return of Property and Information. Executive agrees to return all the Company's property immediately and in no event more than seven (7) days following the cessation of Executive's employment for any reason. Such property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by the Company to Executive or which Executive has developed or collected in the scope of Executive's employment, as well as all Company-issued equipment, computers, printers, facsimile machines, copiers, vehicles, keys, badges, passes, access cards, supplies, accessories, instruments, tools, devices, mobile devices and phones, pagers, flashdrives/thumbdrives, materials, documents, plans, records, notebooks, drawings, papers, and any external media containing same.

5.
Non-Solicitation of Customers or Clients. Executive agrees that during employment with the company and for a period of twelve (12) months following the cessation of employment, provided the Executive's cessation is voluntary or on the part of Executive, Executive will not directly or indirectly solicit or attempt to solicit any business in competition with the Business of Crawford from any of the customers or clients of the Company with or for whom Executive had contact or performed any services during the last year of Executive's employment with the Company. Executive further agrees that during employment with the company and indefinitely thereafter, Executive will not divulge or make use of any Trade Secrets or Confidential Information (so long as the information remains a Trade Secret or Confidential Information under the applicable state law) to directly or indirectly solicit or attempt to solicit any business in competition with the Business of Crawford from any of the customers or clients of the Company with or for whom Executive had contact or performed any services during the last year of Executive's employment with the Company.

6.
Non-Competition. The Executive acknowledges that if she were to compete with the Company in the Business of the Company, she could cause serious harm to the Company. Executive acknowledges that during her employment as the Chief Executive Officer of Broadspire, she maintains full responsibility for the Business of Broadspire Services, Inc., which operates throughout the United States. Executive further acknowledges that during her employment as a Chief Executive Officer and as a member of the Crawford & Company Global Executive Management Team, Executive will gain valuable confidential business or professional information that otherwise does not qualify as trade secrets; maintains and builds substantial relationships with specific prospective or existing customers or clients; and maintains and builds customer or client goodwill associated with the Business of the Company throughout the United States. Further, Executive acknowledges that she has derived significant value from the Company and from the Confidential and Trade Secret Information of the Company provided to her during her employment with the Company, which enabled her to optimize the performance of the Company and optimized her personal, professional, and financial benefit.

Exhibit 10.1

Exhibit 'A'

Therefore, for a period of twelve (12) months following the termination of Executive's relationship with the Company for any reason, whether with or without good cause or for any or no cause, at the option either of the Company or Executive, with or without notice, the Executive agrees that she will not, within the United States, directly or indirectly engage in the Business of the Company or in any business competitive with the Company. Directly or indirectly engaging in Business of the Company or in any competitive business shall include engaging in such business as owner, partner or agent, or as employee of any person, firm or corporation engaged in that business, or in being interested directly or indirectly in any such business conducted by any person, firm, or corporation.

This covenant shall survive the termination of this Agreement and shall apply to any renewal or extension of employment. This restrictive covenant shall be given the broadest lawful and enforceable scope permissible for the protection of the Company. The Executive acknowledges that this restrictive covenant is reasonable and necessary to protect the Company's legitimate business interests and that any violation of this clause would result in irreparable injury to the Company. Consequently, if the Executive breaches this restrictive covenant, the Company shall be entitled to injunctive relief in addition to any and all remedies available at law.

6.
Non-Recruitment of Employees. While employed by the Company and for a period of twelve (12) months following the cessation of employment, provided the Executive's cessation is voluntary or on the part of Executive, Executive will not directly or indirectly solicit or attempt to solicit any employee of the Company for the purpose of encouraging, enticing, or causing said employee to terminate employment with the Company and/or disrupting or interfering with the Company's business. Executive further agrees that during employment with the company and indefinitely thereafter, Executive will not divulge or make use of any Trade Secrets or Confidential Information (so long as the information remains a Trade Secret or Confidential Information under the applicable state law) to directly or indirectly solicit or attempt to solicit any employee of the Company for the purpose of encouraging, enticing, or causing said employee to terminate employment with the Company and/or disrupting or interfering with the Company's business.

7.
Remedies. The parties agree that this Agreement is reasonable and necessary for the protection of the business and goodwill of Crawford and that any breach of this Agreement by Executive will cause Crawford substantial and irreparable harm entitling Crawford to injunctive relief and other equitable and legal remedies. Moreover, to the extent Executive breaches this Agreement, the time periods set forth herein are continued for the period of Executive's breach of the Agreement. The prevailing party shall be entitled to recover its costs and attorney's fees in any proceeding brought under this Agreement. The existence of any claim or cause of action by Executive against the Company, including any dispute relating to the termination of this Agreement, shall not constitute a defense to enforcement of said covenants by injunction.

8.
Construction of Agreement & Severability. The covenants contained herein shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. If any single covenant or clause shall be found unenforceable, it shall be severed and the remaining covenants and clauses enforced in accordance with the tenor of the Agreement. In the event a court should determine not to enforce a covenant as written due to overbreadth, the parties specifically agree that said covenant shall be enforced to the extent reasonable, whether said revisions are in time, territory, or scope of prohibited activities.

Exhibit 10.1

Exhibit 'A'

This Agreement represents the entire understanding between Executive and the Company on the matters addressed herein and supersedes any such prior agreements and may not be modified, changed or altered by any promise or statement by the Company until such modification has been approved in writing and signed by both parties. The waiver by the Company of a breach of any provision of this Agreement by any Executive shall not be construed as a waiver of rights with respect to any subsequent breach by Executive.

9.
At-Will Status. Nothing in this Agreement shall change or alter the status of your employment as being “at-will.” As such, either party may terminate the employment relationship at any time and for any reason.

10.	Choice of Law. This agreement shall be governed and interpreted according to the laws of the State of Georgia.

Executive has carefully read and understands the provisions of this Agreement, and understands that he/she has the right to seek independent advice or to propose modifications prior to signing the Agreement.

Executed at this 28th day of March , 2012 .

Atlanta (city) Georgia (state)

/s/ Danielle Lisenbey                      ________________________________________
Executive                        Crawford & Company
(Print Name) Danielle Lisenbey         By: /s/ Phyllis Austin

Title: SVP Human Resources